EXHIBIT 16.1

November 15, 2007

Mr. Jay Braukman
Chief Financial Officer
MTM Technlogies, Inc.
1200 High Ridge Road
Stamford, CT 06905

Dear Mr. Braukman:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between MTM Technologies, Inc. (Commission File Number 000-906282) and GGK, independent registered public accounting firm, has ceased effective November 15, 2007.

Sincerely,

GOLDSTEIN GOLUB KESSLER LLP

cc:  PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561